Exhibit 3.3

Regulations of the Board of Directors

Yoshitsu Co., Ltd

Article 1 (Purpose)

1.	These regulations stipulate the operation of and the matters to be resolved by the Board of Directors of the Company.

2.	Matters relating to the Board of Directors of the Company shall be as stipulated by laws and regulations or the Articles of Incorporation, as well as by these Regulations.

Article 2 (Composition)

1.	The Board of Directors consists of all Directors.

2.	Corporate Auditors shall attend Meetings of the Board of Directors and express their opinions when deemed necessary.

Article 3 (Authority)

The Board of the Directors of the Company shall resolve the matters prescribed by laws and regulations or the Articles of Incorporation and the important business matters such as basic management policies, and receive reports from Directors on the execution of their duties.

Article 4 (Obligations and Responsibilities)

The Board of Directors shall have an obligation to supervise the execution of duties by Directors and be jointly responsible for the results of the execution of duties made by Directors based on resolutions of the Board of Directors.

Article 5 (Relationship with Corporate Auditors)

1.	If any Director discovers a fact that may cause significant damage to the Company, he/she must immediately report it to the Board of Corporate Auditors.

2.	If any Director commits or may commit an act in violation of laws and regulations or the Articles of Incorporation, Corporate Auditors must report such fact to the Board of Directors.

3.	In the event that any act of any Director set forth in the preceding Paragraph is likely to cause significant damage to the Company, Corporate Auditors may demand that such Director cease and desist from such act.

Article 6 (Meetings of the Board of Directors)

1.	Meetings of the Board of Directors shall be Ordinary Meetings of the Board of Directors and Extraordinary Meetings of the Board of Directors.

2.	Ordinary Meetings of the Board of Directors shall be held once a month in principle.

3.	Extraordinary Meetings of the Board of Directors shall be held whenever necessary.

Article 7 (Convener)

1.	A Meeting of the Board of Directors shall be convened by the President Director. However, in the event that the President Director is unable to so act, another Director shall convene a Meeting of the Board of Directors in accordance with the order previously determined by the Board of Directors.

2.	Each Director may request the Convener to convene a Meeting of the Board of Directors by indicating the matters to be discussed at the meeting.

3.	Each Corporate Auditor may request the Convener to convene a Meeting of the Board of Directors when deemed necessary under the provisions of laws and regulations.

4.	If a notice of convocation of a Meeting of the Board of Directors with a date of a meeting within two weeks from the date of the request is not issued within five days from the date of the request as set forth in the preceding two Paragraphs, the Director or the Corporate Auditor who made the request may convene a Meeting of the Board of Directors.

Article 8 (Procedures for Convocation)

1.	The notice of convocation of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least 3 days before the date of the meeting, indicating the date and time, place and agenda. However, this period may be shortened in the case of urgent necessity.

2.	The notice set forth in the preceding Paragraph may be omitted with the unanimous consent of the Directors and Corporate Auditors.

Article 9 (Chairperson)

1.	The President Director shall chair Meetings of the Board of Directors. However, in the event that the President Director is unable to so act, another Director shall act as Chairperson in accordance with the order previously determined by the Board of Directors.

2.	If a Meeting of the Board of Directors is convened by a Director other than Convener, the Director who convened the Meeting shall act as Chairperson.
3.	If a Director who is the Chairperson of a Meeting of the Board of Directors has a special interest in a matter to be resolved at the meeting, another Director shall act as Chairperson in the same manner as if the Chairperson were unable to act.

Article 10 (Method of Resolution)

1.	A resolution of a Meeting of the Board of Directors shall be adopted by a majority of the Directors present at the meeting where a majority of the Directors entitled to participate in the vote are present.

2.	Notwithstanding the provisions of the preceding Paragraph, when a Director makes a proposal on the matters to be resolved at a Meeting of the Board of Directors, if all of the Directors (limited to those who are entitled to participate in the vote on the matters to be resolved) have expressed their consent to the proposal in writing or by electromagnetic record, it shall be deemed that a resolution of the Board of Directors to accept the proposal has been adopted. However, this shall not apply in the event that any Corporate Auditor raises an objection to such proposal.

3.	Directors who have a special interest in the matters to be resolved at a Meeting of the Board of Directors may not participate in the vote. In such case, the number of such Directors shall not be included in the number of Directors set forth in Paragraph 1.

Article 11 (Prohibition of Proxy Voting)

Directors may not exercise their voting rights by proxy.

Article 12 (Matters to be resolved)

The Board of Directors shall resolve the matters listed in the appended table and the matters set forth in the "Job Authority Standards Table" separately prescribed. However, the resolutions of the General Meeting of Shareholders shall be required for the matters requiring resolutions thereof.

Article 13 (Execution of Business)

The Representative Director(s) shall decide the execution of daily operations of the Company. However, this does not apply to items that require a resolution of the Board of Directors.

Article 14 (Matters to be Reported)

Directors shall report to the Board of Directors on the matters stipulated in laws and regulations, as well as matters listed in the "Job Authority Standards Table" separately prescribed.

Article 15 (Attendance of related parties)

The Board of Directors may, as necessary, invite persons other than Directors and Corporate Auditors to attend the meeting and seek their opinions or explanations.

Article 16 (Minutes)

1.	Regarding the proceedings of a Meeting of the Board of Directors, minutes shall be prepared which describe or record an outline of the proceedings, and the results thereof, and other matters prescribed by laws and regulations. All Directors and Corporate Auditors present at the meeting shall affix their names and seals, or electronic signatures to the minutes.

2.	If there is any objection, or any opinion by Corporate Auditors at a Meeting of the Board of Directors, this shall be stated in the minutes.

Article 17 (Report to absentees)

The Board of Directors shall distribute a copy of the minutes and material to report an outline of the proceedings and the results thereof, etc. to the absent Directors and Corporate Auditors without delay.

Article 18 (Questionable Items)

If any question arises regarding the application of these Regulations, the Board of Directors shall hold a consultation on such question.

Article 19 (Revision and Abolition)

The revision and abolition of these Regulations shall be drafted by the head of the general affairs department and made by a resolution of the Board of Directors.

Supplementary Provisions

Article 1 (Effective date)

These Regulations shall come into effect on the ● (month) ● (date), 2021.

Appended Table: Matters to be resolved at a Meeting of the Board of Directors

1 Matters relating to the General Meeting of Shareholders

1)	Determination of the Convocation of the General Meeting of Shareholders

2)	Determination of agenda items to be submitted to the General Meeting of Shareholders

2	Matters relating to Directors

1)	Appointment and dismissal of the Representative Director(s)

2)	Appointment and dismissal of Executive Directors with titles

3)	Appointment and dismissal of Executive Directors

4)	Determination of the duties of which each Director is in charge

5)	Determination of the order of Directors who will act on behalf of the President Director in the event that the President Director is unable to act

6)	Approval of transactions between Directors and the Company, and of Directors’ transactions competitive to the Company

7)	Approval of Full-time Directors' concurrent positions as Officers of Other Companies

8)	Determination of exempting Officers’ liability

9)	Appointment and dismissal of Senior Advisors

10)	Establishment, revision and abolition of Regulations of the Board of Directors

3	Matters relating to the settlement of Accounts

1)	Approval of Financial Statements, etc.

2)	Capitalization of reserves

3)	Determination of interim dividends

4	Matters relating to Shares, etc.

1)	Establishment of the record date

2)	Appointment and dismissal of the Administrator of Shareholder Registry and determination of its place of business

3)	Issuance of Shares for Subscription

4)	Issuance of Share Options

5)	Acquisition and cancellation of Treasury Shares or Share Options

6)	Share split

7)	Allotment of Shares without Contribution

8)	Establishment, revision and abolition of Share Handling Regulations

9)	Issuance of Bonds with Share Options

10)	Issuance of Bonds

5	Matters relating to organization and personnel

1)	Appointment and dismissal of the manager and other important employees

2)	Establishment, revision, and abolition of branch offices and other important organizations

3)	The development of systems necessary to ensure that the execution of the duties by the Directors complies with the laws and regulations and the Articles of Incorporation, and other systems prescribed by the Ordinances of the Ministry of Justice as systems necessary to ensure the properness of operations of the Company and operations of group of enterprises consisting of the Company and its Subsidiary Companies

6	Matters concerning the execution of important business

1)	Disposal of and acceptance of transfer of important assets

2)	Borrowing of significant amount

3)	Guarantees of significant amount

4)	Matters concerning management plans

5)	Approval of the annual budget

6)	Execution of and amendment to important contracts

7)	Important business transactions

7	Other Matters

1)	Determinations regarding the filing or responding to important lawsuits, and their resolution policies and the appointment or dismissal of attorneys

2)	Matters delegated to the Board of Directors by a resolution of the General Meeting of Shareholders

3)	Establishment, revision and abolition of various regulations

4)	Other matters prescribed by laws and regulations or the Articles of Incorporation

5)	Other matters deemed necessary by the Board of Directors